Exhibit 99.1

Avadel Pharmaceuticals Announces $65 Million Private Placement with Leading Biotech Investment Funds

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DUBLIN, Ireland, Feb. 21, 2020 -- Avadel Pharmaceuticals plc (Nasdaq: AVDL), a company focused on developing FT218, an investigational, once-nightly formulation of sodium oxybate for treating excessive daytime sleepiness and cataplexy in patients with narcolepsy, announced today that it entered into a definitive agreement for the sale of its American Depositary Shares (ADSs) and Series A Non-Voting Convertible Preferred Shares (Series A Preferred) in a private placement to a group of institutional accredited investors led by Vivo Capital, Avoro Capital Advisors, RTW Investments, Venrock Healthcare Capital Partners, Acuta Capital, and KVP Capital. The private placement is expected to result in gross proceeds to the Company of approximately $65 million before deducting placement agent and other offering expenses.

Pursuant to the terms of the private placement, the Company will issue 8,680,225 ADSs and 487,614 shares of Series A Preferred at a price of $7.09 per share, priced at-the-market under Nasdaq rules. Each share of non-voting Series A Preferred is convertible into one ADS, provided that conversion will be prohibited if, as a result, the holder and its affiliates would own more than 9.99% of the total number of Avadel ADSs outstanding. The closing of the private placement is subject to certain conditions and is expected to occur on February 25, 2020. Proceeds from the private placement will be used to fund continued clinical and program development of FT218, including an open-label extension study for REST-ON, a switch study to evaluate patients switching from twice-nightly sodium oxybate to once-nightly FT218, as well as for general corporate purposes.

Jefferies, Piper Sandler, and Stifel are acting as lead placement agents for the private placement. Ladenburg Thalmann and LifeSci Capital LLC are acting as co-placement agents for the private placement. Craig-Hallum Capital Group is serving as financial advisor to the Company in connection with the private placement.

The offer and sale of the foregoing securities are being made in a transaction not involving a public offering and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and will be sold in a private placement pursuant to Section 4(a)(2) and/or Regulation D of the Securities Act. The ADSs and Series A Preferred may not be offered or sold in the United States absent registration or pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. The Company has agreed to file a registration statement covering the resale of the ADSs acquired by the investors in the private placement or upon conversion of the Series A Preferred.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

About FT218

FT218 is an investigational, once-nightly formulation of Micropump™ controlled-release (CR) sodium oxybate. The company is currently conducting the REST-ON study, a double-blind, randomized, placebo-controlled Phase 3 trial, to assess the efficacy and safety of FT218 in the treatment of excessive daytime sleepiness and cataplexy in patients suffering from narcolepsy. FT218 has been granted Orphan Drug Designation from the U.S. Food and Drug Administration (FDA) for the treatment of narcolepsy. The designation was granted on the plausible hypothesis that FT218 may be clinically superior to the twice-nightly formulation of sodium oxybate already approved by the FDA for the same indication. In particular, FT218 may be safer due to ramifications associated with the dosing regimen of the previously approved product.

About Avadel Pharmaceuticals plc:

Avadel Pharmaceuticals plc (Nasdaq: AVDL) is an emerging biopharmaceutical company. The Company’s primary focus is the development and potential FDA approval of FT218, which is in a Phase 3 clinical trial for the treatment of narcolepsy patients suffering from excessive daytime sleepiness (EDS) and cataplexy. In addition, Avadel develops and markets a portfolio of sterile injectable drugs used in the hospital setting.

Cautionary Disclosure Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements relate to our future expectations, beliefs, plans, strategies, objectives, results, conditions, financial performance, prospects, or other events. Such forward-looking statements include, but are not limited to, those regarding:  the anticipated closing of the private placement; the use of proceeds from the private placement; and the filing of a registration statement to register the resale of the securities to be issued and sold in the private placement. In some cases, forward-looking statements can be identified by the use of words such as “will,” “may,” “believe,” “expect,” “look forward,” “on track,” “guidance,” “anticipate,” “estimate,” “project” and similar expressions, and the negatives thereof (if applicable).

Our forward-looking statements are based on estimates and assumptions that are made within the bounds of our knowledge of our business and operations and that we consider reasonable. However, our business and operations are subject to significant risks, and, as a result, there can be no assurance that actual results of our research, development and commercialization activities and the results of our business and operations will not differ materially from the results contemplated in such forward-looking statements. Factors that could cause actual results to differ from expectations in our forward-looking statements include the risks and uncertainties described in the “Risk Factors” section of Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018, which we filed with the Securities and Exchange Commission on March 15, 2019 and subsequent filings.

Forward-looking statements speak only as of the date they are made and are not guarantees of future performance. Accordingly, you should not place undue reliance on forward-looking statements. We do not undertake any obligation to publicly update or revise the forward-looking statements contained in this Annual Report.

Contacts:

Tom McHugh
Chief Financial Officer
Phone: (636) 449-1843
Email: tmchugh@avadel.com

Tim McCarthy
LifeSci Advisors, LLC
Phone: (212) 915.2564
Email: tim@lifesciadvisors.com